UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

201 Santa Monica Boulevard, Suite 500 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Cope)

(310) 598-5410

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 8, 2017 (the “Signing Date”), Opiant Pharmaceuticals, Inc. (the “Company”) and Torreya Partners (Europe) LLP (“Torreya”) entered into a Supplemental Engagement Letter (the “Supplemental Agreement”), effective September 7, 2017. The Supplemental Agreement modifies and supplements the Engagement Letter dated December 18, 2014 (the “2014 Agreement”) between the Company and Torreya regarding the engagement of Torreya to provide financial advisory services with respect to the licensing of the intellectual and property rights to develop and commercialise certain Products (as defined in the 2014 Agreement) with Adapt Pharma Operations Limited. With effect from the Closing Date (as defined in the Purchase and Sale Agreement dated as of December 15, 2016 between the Company and SWK Funding LLC (“SWK”) (the “SWK Agreement”)), the Supplemental Agreement amends the total consideration to be paid by the Company under the 2014 Agreement from “3.75% of Total Consideration” to certain cash and equity amounts, to be distributed at set dates and upon the achievement of certain milestones as follows: (i) an aggregate of $300,000 in cash payments to be paid by the Company to Torreya in three equal installments over a 16-month period; (ii) shares of common stock of the Company, $0.001 par value per share (“Common Stock”), equal to an aggregate value of $300,000, to be issued by the Company to Torreya in three equal instalments over a 16-month period; (iii) if the Earn Out Milestone Payment (as defined in the SWK Agreement) is paid under the SWK Agreement, $140,625, or $3.75% of the Earn Out Milestone Payment, shall be paid by the Company to Torreya within 15 days of the date that the Earn Out Milestone (as defined in the SWK Agreement) has been paid to the Company; (iv) once SWK has received the Capped Royalty Amount (as defined in the SWK Agreement), if the Earn Out Milestone Payment is paid, Torreya shall receive 3.375% of the Total Consideration (as defined in the 2014 Agreement) received thereafter or 3.5625% of the Total Consideration received thereafter if no generic version of Narcan® is commercialized prior to the sixth anniversary of the Closing Date (as defined in the SWK Agreement) as per the terms of the SWK Agreement; and (v) once SWK has received the Capped Royalty Amount, if the Earn Out Milestone Payment has not been paid, Torreya shall receive 3.45525% of the Total Consideration received thereafter or 3.602625% of the Total Consideration received thereafter if no generic version of Narcan® is commercialized prior to the sixth anniversary of the Closing Date as per the terms of the SWK Agreement. Payments made by the Company in the form of shares of Common Stock will be a defined number of shares calculated based upon the average closing price of the Common Stock for the 10 trading days prior to the relevant date for the payment.

The Supplemental Agreement also sets forth if, any time during the period beginning on the Signing Date and ending on December 15, 2019, the Company proposes to file a registration statement under the Securities Act of 1933, as amended, for purposes of a public offering of securities of the Company, Torreya will have piggyback registration rights, subject to certain customary limitations, with respect to all of the shares of Common Stock then held by Torreya pursuant to the Supplemental Agreement. If the registration statement is for an underwritten public offering of the Company’s securities, the right of Torreya’s Common Stock to be regisered pursuant to the Supplemental Agreement shall be conditioned upon Torreya’s participation in such underwritten offering and the inclusion of Torreya’s shares of Common Stock in the underwritten offering to the extent provided in the Supplemental Agreement.

If the Company enters into one or more future agreements or otherwise takes steps that have the effect of reducing the value of Future Payments (as defined in the 2014 Agreement) that might reasonably have been expected, Torreya and the Company have agreed to negotiate in good faith to determine the fair value of remaining expected Future Payments, the associated Transaction Fee (as defined in the 2014 Agreement) and the timing for payment of such Transaction Fee to Torreya on the fair value attributable to the Future Payments that would have been expected before the change. If Torreya and the Company are not able to come to an agreement on such fair value, then a mutually agreed third party valuation organization shall be employed to determine such value. The fees charged by such organization shall be split equally by Torreya and the Company.

The foregoing description of the Supplemental Agreement is qualified in its entirety by reference to the full text of the Supplemental Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Supplemental Engagement Letter, dated September 8, 2017, by and between the Company and Torreya Partners (Europe) LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: September 14, 2017	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: Chief Executive Officer